Exhibit 99.1

News Release
Republic First Bancorp, Inc.
October 27, 2021

REPUBLIC FIRST BANCORP, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

DEPOSITS GROW 27% AND NET INCOME INCREASES TO $19 MILLION

Philadelphia, PA, October 27, 2021 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended September 30, 2021.

Q3-2021 Financial Highlights

Net income for the nine-month period ended September 30, 2021 increased to $19.1 million, or $0.25 per diluted share, compared to net income of $1.0 million, or $0.02 per diluted share, for the nine month period ended September 30, 2020.

Net income for the quarter ended September 30, 2021 increased to $6.1 million, or $0.08 per diluted share, compared to a net loss of $1.0 million, or $(0.02) per diluted share, for the quarter ended September 30, 2020.

The improvement in earnings was driven by the strong growth in revenue while our focus on cost control initiatives continues to limit expense growth. In addition, earnings during 2020 were impacted by a one-time goodwill impairment charge that did not recur in 2021. During the first nine months of 2021 total revenue increased 30% and non-interest expense, excluding the goodwill impairment charge, increased by 9% compared to the first nine months of 2020.

Total deposits increased by $1.1 billion, or 27%, to $5.0 billion as of September 30, 2021 compared to $3.9 billion as of September 30, 2020. New stores opened since the beginning of the “Power of Red is Back” expansion campaign are currently growing deposits at an average rate of $42 million per year, while the average deposit growth for all stores over the last twelve months was approximately $33 million per store.

We have achieved this significant growth in deposits while driving down the overall cost of funds for the Bank. The cost of funds decreased to 0.36% during the third quarter of 2021 compared to 0.59% in the third quarter of 2020.

Excluding the impact of PPP loans, total loans grew $296 million, or 15%, to $2.3 billion as of September 30, 2021 compared to $2.0 billion at September 30, 2020.

Asset quality remains strong as the ratio of non-performing assets to total assets declined to 0.25% as of September 30, 2021. No loan customers were deferring loan payments at the end of the third quarter. All customers that were granted deferrals to assist during the height of the COVID pandemic have resumed contractual payments.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

“The Power of Red is Back expansion strategy continues to build momentum and deliver strong results across all fronts at Republic. Earnings have improved significantly over the last twelve months. Deposits continue to grow at rates far above industry standards and loan growth remains robust despite the challenges experienced by most financial institutions across the country as we move forward from the economic impact of the COVID-19 pandemic.”

“As we grow, we remain laser focused on our commitment to deliver the best experience across every channel that our customers have access to….in-store, online, mobile, or by phone. This approach creates FANS throughout our footprint who join our brand, remain loyal and refer their friends which is driving tremendous organic growth quarter after quarter.”

Financial Summary for the Period Ended September 30, 2021

The changes in the balance sheet as of September 30, 2021 were impacted by the effect of the PPP loan program. A portion of the increase in cash balances, outstanding loans, and outside borrowings will be short-term in nature and will change as the borrowers that received PPP loans submit applications for forgiveness to the SBA. A summary of the balance sheet presented with and without the impact of the PPP loan program for the period ended September 30, 2021 can be found in the following table:

($ in millions)	Actual	Actual	Actual	YOY Growth
	09/30/21	06/30/21	09/30/20	($)	(%)
Assets	$5,406	$5,377	$4,959	$447	9%
Assets (excluding PPP)*	5,157	4,997	4,275	882	21%
Loans	2,497	2,521	2,629	(132)	(5% )
Loans (excluding PPP)*	2,258	2,141	1,962	296	15%
Deposits	4,972	4,560	3,906	1,066	27%
PPPLF Borrowings	-	388	646	(646)	(100% )

*Note: See disclosure related to non-GAAP financial measures at the end of this release.

A summary of the income statement for the period ended September 30, 2021 can be found in the following table:

($ in millions, except	Three Months Ended			Nine Months Ended
per share data)	09/30/21	09/30/20	Change	09/30/21	09/30/20	Change
Total Revenue	$38.8	$33.0	18%	$118.8	$91.1	30%
Non-Interest Expense (excl Goodwill Imp)	29.8	28.6	4%	89.6	82.5	9%
Goodwill Impairment	-	5.0	(100% )	-	5.0	(100% )
Income (Loss) Before Tax	8.1	(1.5)	640%	25.2	0.8	3,050%
Net Income (Loss)	6.1	(1.0)	710%	19.1	1.0	1,810%
Earnings (Loss) per share (diluted)	$0.08	$(0.02)	500%	$0.25	$0.02	1,150%

Additional Financial Highlights

Total assets increased by $447 million, or 9%, to $5.4 billion as of September 30, 2021 compared to $5.0 billion as of September 30, 2020. Excluding the short-term impact of the PPP loan program total assets increased by $882 million, or 21%, year over year.

The net interest margin increased by 18 basis points to 2.71% for the nine months ended September 30, 2021 compared to 2.53% for the nine months ended September 30, 2020. This increase was primarily driven by a decline in the cost of funds during the first nine months of 2021.

The cost of funds declined to 0.36% for the three-month period ended September 30, 2021 compared to 0.59% for the three month period ended September 30, 2020. This decrease was driven by the lower cost of deposits which has occurred while deposit balances have grown by more than $1.0 billion year over year.

We have thirty-two convenient store locations open today. We are currently building a new store location in Ocean City, NJ which we expect to open during the fourth quarter of 2021.

Our residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. The Oak Mortgage team originated more than $713 million in mortgage loans over the last twelve months which continues to be near record highs for the Oak Mortgage Team.

Total Risk-Based Capital ratio was 12.53% and Tier I Leverage Ratio was 6.50% at September 30, 2021.

Book value per common share increased to $4.67 as of September 30, 2021 compared to $4.33 as of September 30, 2020.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended
	09/30/21	06/30/21	% Change	09/30/20	% Change
Net Interest Income	$31,442	$30,639	3%	$22,930	37%
Non-interest Income	7,317	7,680	(5% )	10,031	(27% )
Total Revenue	38,759	38,319	1%	32,961	18%
Provision for Loan Losses	900	-	100%	850	6%
Non-interest Expense	29,775	30,518	(2% )	28,569	4%
Income (Loss) Before Goodwill Impairment	8,084	7,801	4%	3,542	128%
Goodwill Impairment	-	-	-%	5,011	(100% )
Income (Loss) Before Taxes	8,084	7,801	4%	(1,469)	650%
Provision (Benefit) for Taxes	1,988	1,867	6%	(503)	495%
Net Income (Loss)	6,096	5,934	3%	(966)	731%
Preferred Stock Dividend	875	875	0%	-	100%
Net Income (Loss) Attributable to Common Shareholders	5,221	5,059	3%	(966)	640%
Earnings (Loss) per share	$0.08	$0.08	0%	$(0.02)	500%

Net income increased to $6.1 million, or $0.08 per share, for the three-month period ended September 30, 2021, compared to a net loss of $1.0 million, or $(0.02) per share, for the three-month period ended September 30, 2020.

We continue to demonstrate progress with operating leverage which drives improved earnings. Total revenue increased by 18% while non-interest expense excluding goodwill impairment increased by 4% during the third quarter of 2021 compared to the third quarter of 2020. Earnings during the prior year were impacted by a goodwill impairment charge in the amount of $5.0 million which did not recur in 2021.

Net interest income increased to $31.4 million during the third quarter of 2021 compared to $22.9 million during the third quarter of 2020. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the “Power of Red is Back” expansion strategy. We also continue to amortize the fees associated with the origination of PPP loans which is reported as interest income and is recognized over the life of the loans. Approximately $9 million in origination fees related to the PPP loan program have been deferred as of September 30, 2021 and will be recognized over the remaining life of the loans in future periods.

The net interest margin for the three-month period ended September 30, 2021 increased by 19 basis points to 2.54% compared to 2.35% for the three month period ended September 30, 2020. The net interest margin declined by 10 basis points on a linked quarter basis primarily as a result of higher cash balances held during the third quarter of 2021.

Non-interest income declined to $7.3 million during the quarter ended September 30, 2021, compared to $10.0 million during the quarter ended September 30, 2020. The decrease is primarily attributable to the decrease in mortgage banking income year over year as a result of a decline in residential mortgage loan originations driven by lower refinancing activity in the current year.

Excluding the goodwill impairment charge in 2020, non-interest expense increased by 4%, to $29.8 million during the quarter ended September 30, 2021, compared to $28.6 million during the quarter ended September 30, 2020. The year over year growth was spread across all expense categories driven by the overall growth of the Bank.

A dividend on the outstanding shares of preferred stock in the amount of $0.9 million was declared and paid during the third quarter of 2021. The preferred stock was initially issued in August 2020 and pays a dividend at an annual rate of 7.00%.

	Nine Months Ended
	09/30/21	09/30/20	% Change
Net Interest Income	$93,513	$66,111	41%
Non-interest Income	25,272	25,000	1%
Total Revenue	118,785	91,111	30%
Provision for Loan Losses	3,900	2,800	39%
Non-interest Expense	89,640	82,505	9%
Income (Loss) Before Goodwill Impairment	25,245	5,806	335%
Goodwill Impairment	-	5,011	(100% )
Income Before Taxes	25,245	795	3,075%
Provision (Benefit) for Taxes	6,147	(158)	3,991%
Net Income	19,098	953	1,904%
Preferred Stock Dividend	2,625	-	100%
Net Income Attributable to Common Shareholders	16,473	953	1,629%
Earnings per share	$0.25	$0.02	1,150%

Net income increased to $19.1 million, or $0.25 per share, for the nine-month period ended September 30, 2021, compared to net income of $1.0 million, or $0.02 per share, for the nine-month period ended September 30, 2020. Similar to the results for the three-month period ended September 30, 2021, improved operating leverage also drove better earnings during the nine-month period ended September 30, 2021. Total revenue increased by 30% while non-interest expense excluding the goodwill impairment charge increased by 9%, during the first nine months of 2021 compared to the first nine months of 2020.

Net interest income increased to $93.5 million during the nine-month period ended September 30, 2021 compared to $66.1 million during the nine month period ended September 30, 2020. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the “Power of Red is Back” expansion strategy. We also continue to amortize the fees associated with the origination of PPP loans which is reported as interest income and is recognized over the life of the loans. The net interest margin for the nine-month period ended September 30, 2021 increased by 18 basis points to 2.71% compared to 2.53% for the nine month period ended September 30, 2020. The improvement in the margin was primarily a result of a decline in the cost of funds to 0.42% during 2021 compared to 0.69% during 2020.

Non-interest income increased by $0.3 million, or 1%, to $25.3 million for the nine-month period ended September 30, 2021, compared to $25.0 million for the nine-month period ended September 30, 2020. Growth in service fees and gains on the sale of SBA loans were offset by decreases in mortgage banking income, gains on the sale of investment securities and other non-interest income.

Excluding goodwill impairment, non-interest expense increased by 9%, to $89.6 million during the nine months ended September 30, 2021, compared to $82.5 million during the nine months ended September 30, 2020. The year over year growth was spread across all expense categories driven by the overall growth of the Bank.

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	09/30/21	09/30/20	% Change	06/30/21	% Change

Demand noninterest-bearing	$1,346,353	$1,049,169	28%	$1,258,162	7%
Demand interest-bearing	2,162,324	1,618,342	34%	1,945,833	11%
Money market and savings	1,265,926	1,034,799	22%	1,168,516	8%
Certificates of deposit	197,478	203,296	(3% )	187,357	5%
Total deposits	$4,972,081	$3,905,606	27%	$4,559,868	9%

Deposits increased by $1.1 billion, or 27%, to $5.0 billion at September 30, 2021 compared to $3.9 billion at September 30, 2020. This increase can be attributed to our strategy to expand the reach of our banking model which focuses on enhancing the total customer experience including in-store, on-line and mobile banking options. High levels of customer service and convenience across all delivery channels drives the gathering of low-cost, core deposits. We recognized strong growth in demand deposit balances, including an increase in non-interest bearing demand deposits of 28%, year over year as a result of the successful execution of our strategy. The increase in demand deposits over the last twelve months is also a result of our participation in the PPP loan program. Many of the PPP loans originated were for small businesses that were previously not customers of Republic Bank. Many of these small businesses have chosen to move their primary banking relationship to Republic as a result of the outstanding level of service and cooperation they experienced during the PPP loan process. Commercial deposits were 45% of total deposits as of September 30, 2021.

Lending

Loans by type are as follows (dollars in thousands):

Description	09/30/21	09/30/20	% Growth	06/30/21	% Growth

Commercial and industrial	$250,650	$228,145	10%	$212,003	18%
Owner occupied real estate	496,301	427,026	16%	478,547	4%
Commercial real estate	775,168	676,460	15%	736,293	5%
Construction and land development	153,132	164,671	(7% )	160,945	(5% )
Residential mortgage	496,963	365,279	36%	459,712	8%
Consumer and other	85,680	99,975	(13% )	93,125	(7% )
Sub-total (excl PPP Loans)	2,257,894	1,961,556	15%	2,140,625	5%
Paycheck protection program	239,120	667,842	(64% )	380,798	(37% )
Gross Loans	$2,497,014	$2,629,398	(5% )	$2,521,423	(1% )

Gross loans decreased by $132 million, or 5%, at September 30, 2021 compared to September 30, 2020. Loans originated through the PPP loan program continue to be repaid or forgiven by the SBA which offsets the growth experienced in other categories in the portfolio. Excluding the impact of the PPP loans, gross loans increased by $296 million, or 15%, to $2.3 billion at September 30, 2021 compared to $2.0 billion at September 30, 2020. We continue to see results from the continued success with our relationship banking model which has driven a steady flow in quality loan demand. We experienced strongest growth in the owner-occupied real estate, commercial real estate and residential mortgage categories over the last twelve months.

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Three Months Ended
	09/30/21	06/30/21	09/30/20

Non-performing assets / capital and reserves	4%	4%	4%
Non-performing assets / total assets	0.25%	0.26%	0.27%
Quarterly net loan charge-offs / average loans*	0.00%	0.00%	0.01%
Allowance for loan losses / gross loans*	0.77%	0.75%	0.45%
Allowance for loan losses / non-performing loans	133%	123%	95%

*Note: PPP loans excluded when calculating % of total loan balances. See disclosure related to non-GAAP financial measures at the end of this release.

The percentage of non-performing assets to total assets decreased to 0.25% at September 30, 2021, compared to 0.27% at September 30, 2020. The allowance for loan losses as a percentage of total loans excluding PPP loans increased to 0.77% as of September 30, 2021 compared to 0.45% as of September 30, 2020. The allowance for loan losses as a percentage of non-performing loans increased to 133% at September 30, 2021 compared to 95% at September 30, 2020 as a result of the increase the allowance for loan losses over the last 12 months.

Capital

The Company’s capital ratios at September 30, 2021 were as follows:

	Actual 09/30/21 Bancorp	Actual 09/30/21 Bank	Regulatory Guidelines “Well Capitalized”

Leverage Ratio	6.50%	6.24%	5.00%
Common Equity Ratio	9.81%	11.45%	6.50%
Tier 1 Risk Based Capital	11.92%	11.45%	8.00%
Total Risk Based Capital	12.53%	12.07%	10.00%
Tangible Common Equity	5.09%	5.94%	n/a

Total shareholders’ equity increased to $324 million at September 30, 2021 compared to $303 million at September 30, 2020. The increase was primarily due to growth in retained earnings driven by net income over the last twelve months. Book value per common share increased to $4.67 at September 30, 2021 compared to $4.33 per share at September 30, 2020.

Non-GAAP Financial Measures

In addition to evaluating the Company’s financial results of operations in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management periodically supplements its evaluation with an analysis of certain non-GAAP financial measures that are intended to provide the reader with additional perspectives on operating results, financial conditions, and performance trends, while facilitating comparisons with the performance of other financial institutions. Non-GAAP financial measures are not a substitute for GAAP measures, rather, they should be read and used in conjunction with the Company’s GAAP financial information.

The Company believes that disclosing non-GAAP financial measures is both useful internally and is expected by our investors and analysts in order to better understand the overall performance of the Company. Other companies may calculate and define their non-GAAP financial measures and supplemental data differently.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	October 27, 2021
Time:	11:00am (EDT)
From the U.S. dial:	(800) 774-6070 [US Toll Free] or
(630) 691-2753 [US Toll]
Participant Pin:	9216 154#

An operator will assist you in joining the call.

About Republic First Bancorp, Inc.

Republic First Bancorp, Inc. is the holding company for Republic First Bank which does business under the name Republic Bank. Republic Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty-two stores located in Greater Philadelphia, Southern New Jersey, and New York City. Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market. The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; the effects of health emergencies, including the spread of infectious diseases and pandemics; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services. You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2020 and other documents the Company files from time to time with the Securities and Exchange Commission. The words “would be,” “could be,” “should be,” “probability,” “risk,” “target,” “objective,” “may,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO
(215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30,	June 30,	September 30,
(dollars in thousands, except per share amounts)	2021	2021	2020

ASSETS
Cash and due from banks	$15,560	$16,371	$43,689
Interest-bearing deposits and federal funds sold	368,408	750,328	874,472
Total cash and cash equivalents	383,968	766,699	918,161

Securities - Available for sale	889,725	773,977	440,655
Securities - Held to maturity	1,377,253	1,057,842	688,939
Restricted stock	3,510	3,510	3,789
Total investment securities	2,270,488	1,835,329	1,133,383

Loans held for sale	16,991	14,408	42,549

Loans receivable	2,497,014	2,521,423	2,629,398
Allowance for loan losses	(17,218)	(16,110)	(11,851)
Net loans	2,479,796	2,505,313	2,617,547

Premises and equipment	125,301	123,675	124,034
Other real estate owned	532	852	1,113
Other assets	128,502	131,162	121,969

Total Assets	$5,405,578	$5,377,438	$4,958,756

LIABILITIES
Non-interest bearing deposits	$1,346,353	$1,258,162	$1,049,169
Interest bearing deposits	3,625,728	3,301,706	2,856,437
Total deposits	4,972,081	4,559,868	3,905,606

Short-term borrowings	-	387,509	646,267
Subordinated debt	11,276	11,274	11,270
Other liabilities	98,708	98,346	92,675

Total Liabilities	5,082,065	5,056,997	4,655,818

SHAREHOLDERS' EQUITY
Preferred stock	20	20	20
Common stock	594	594	594
Additional paid-in capital	324,023	323,442	321,915
Retained earnings (accumulated deficit)	8,388	3,167	(11,263)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(5,604)	(2,874)	(4,420)

Total Shareholders' Equity	323,513	320,441	302,938

Total Liabilities and Shareholders' Equity	$5,405,578	$5,377,438	$4,958,756

Republic First Bancorp, Inc.
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except per share amounts)	2021	2021	2020	2021	2020

INTEREST INCOME
Interest and fees on loans	$27,380	$28,460	$24,683	$85,743	$67,593
Interest and dividends on investment securities	8,217	6,830	3,778	21,515	15,671
Interest on other interest earning assets	181	64	99	294	438
Total interest income	35,778	35,354	28,560	107,552	83,702

INTEREST EXPENSE
Interest on deposits	4,283	4,641	5,553	13,839	17,298
Interest on borrowed funds	53	74	77	200	293
Total interest expense	4,336	4,715	5,630	14,039	17,591

Net interest income	31,442	30,639	22,930	93,513	66,111
Provision for loan losses	900	-	850	3,900	2,800

Net interest income after provision for loan losses	30,542	30,639	22,080	89,613	63,311

NON-INTEREST INCOME
Service fees on deposit accounts	3,283	3,260	2,134	10,503	6,166
Mortgage banking income	2,397	2,908	4,962	9,869	10,809
Gain on sale of SBA loans	641	633	649	2,035	1,567
Gain on sale of investment securities	-	2	279	2	2,760
Other non-interest income	996	877	2,007	2,863	3,698
Total non-interest income	7,317	7,680	10,031	25,272	25,000

NON-INTEREST EXPENSE
Salaries and employee benefits	14,639	14,855	14,596	44,216	41,154
Occupancy and equipment	5,689	5,846	5,524	17,606	16,375
Legal and professional fees	1,074	1,048	940	3,147	2,879
Foreclosed real estate	120	492	80	710	437
Regulatory assessments and related fees	904	881	625	2,511	1,930
Goodwill impairment	-	-	5,011	-	5,011
Other operating expenses	7,349	7,396	6,804	21,450	19,730
Total non-interest expense	29,775	30,518	33,580	89,640	87,516

Income (loss) before provision (benefit) for income taxes	8,084	7,801	(1,469)	25,245	795

Provision (benefit) for income taxes	1,988	1,867	(503)	6,147	(158)

Net income (loss)	6,096	5,934	(966)	19,098	953

Preferred stock dividends	875	875	-	2,625	-

Net income (loss) attributable to common shareholders	$5,221	$5,059	$(966)	$16,473	$953

Net Income (Loss) per Common Share
Basic	$0.09	$0.09	$(0.02)	$0.28	$0.02
Diluted	$0.08	$0.08	$(0.02)	$0.25	$0.02

Average Common Shares Outstanding
Basic	58,895	58,875	58,853	58,877	58,851
Diluted	75,876	76,164	64,432	75,946	60,751

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	September 30, 2021			June 30, 2021			September 30, 2020

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$480,166	$181	0.15%	$306,222	$64	0.08%	$383,632	$99	0.10%
Investment securities	1,948,532	8,240	1.69%	1,688,807	6,830	1.62%	908,166	3,784	1.67%
Loans receivable	2,495,611	27,493	4.37%	2,658,540	28,460	4.29%	2,617,981	24,829	3.77%
Total interest-earning assets	4,924,309	35,914	2.89%	4,653,569	35,354	3.05%	3,909,779	28,712	2.92%

Other assets	248,095			262,404			269,071

Total assets	$5,172,404			$4,915,973			$4,178,850

Interest-bearing liabilities:

Demand non interest-bearing	$1,301,102			$1,230,690			$1,043,116
Demand interest-bearing	2,022,477	3,165	0.62%	1,963,848	3,283	0.67%	1,541,837	3,056	0.79%
Money market & savings	1,219,009	837	0.27%	1,098,340	932	0.34%	980,979	1,613	0.65%
Time deposits	193,816	281	0.58%	187,093	425	0.91%	217,554	884	1.62%
Total deposits	4,736,404	4,283	0.36%	4,479,971	4,640	0.42%	3,783,486	5,553	0.58%

Total interest-bearing deposits	3,435,302	4,283	0.49%	3,249,281	4,641	0.57%	2,740,370	5,553	0.81%

Other borrowings	11,276	53	1.86%	21,104	74	1.41%	32,343	77	0.95%
									.

Total interest-bearing liabilities	3,446,578	4,336	0.50%	3,270,385	4,715	0.58%	2,772,713	5,630	0.81%
Total deposits and other borrowings	4,747,680	4,336	0.36%	4,501,075	4,715	0.42%	3,815,829	5,630	0.59%

Non interest-bearing liabilities	100,773			100,272			88,773
Shareholders' equity	323,951			314,626			274,248
Total liabilities and shareholders' equity	$5,172,404			$4,915,973			$4,178,850

Net interest income		$31,578			$30,639			$23,082
Net interest spread			2.39%			2.47%			2.11%

Net interest margin			2.54%			2.64%			2.35%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the nine months ended			For the nine months ended
(dollars in thousands)	September 30, 2021			September 30, 2020

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$332,590	$294	0.12%	$221,698	$438	0.26%
Securities	1,691,294	21,579	1.70%	1,032,289	15,687	2.03%
Loans receivable	2,609,622	86,086	4.41%	2,255,283	68,032	4.03%
Total interest-earning assets	4,633,506	107,959	3.12%	3,509,270	84,157	3.20%

Other assets	262,383			265,484

Total assets	$4,895,889			$3,774,754

Interest-bearing liabilities:

Demand non interest-bearing	$1,207,065			$891,385
Demand interest-bearing	1,945,074	9,706	0.67%	1,426,181	9,333	0.87%
Money market & savings	1,110,962	2,888	0.35%	864,517	4,827	0.75%
Time deposits	188,613	1,245	0.88%	217,526	3,138	1.93%
Total deposits	4,451,714	13,839	0.42%	3,399,609	17,298	0.68%

Total interest-bearing deposits	3,244,649	13,839	0.57%	2,508,224	17,298	0.92%

Other borrowings	26,019	200	1.03%	29,932	293	1.31%

Total interest-bearing liabilities	3,270,668	14,039	0.57%	2,538,156	17,591	0.93%
Total deposits and other borrowings	4,477,733	14,039	0.42%	3,429,541	17,591	0.69%

Non interest-bearing liabilities	101,678			85,841
Shareholders' equity	316,478			259,372
Total liabilities and shareholders' equity	$4,895,889			$3,774,754

Net interest income		$93,920			$66,566
Net interest spread			2.55%			2.27%

Net interest margin			2.71%			2.53%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

				Year
	Three months ended			ended	Nine months ended
	September 30,	June 30,	September 30,	Dec 31	September 30,	September 30,
(dollars in thousands)	2021	2021	2020	2020	2021	2020

Balance at beginning of period	$16,110	$16,091	$11,040	$9,266	$12,975	$9,266

Provision charged to operating expense	900	-	850	4,200	3,900	2,800
	17,010	16,091	11,890	13,466	16,875	12,066

Recoveries on loans charged-off:
Commercial	60	43	10	51	250	41
Consumer	149	49	3	13	201	10
Total recoveries	209	92	13	64	451	51

Loans charged-off:
Commercial	1	(61)	(50)	(448)	(60)	(199)
Consumer	(2)	(12)	(2)	(107)	(48)	(67)

Total charged-off	(1)	(73)	(52)	(555)	(108)	(266)

Net (charge-offs) recoveries	208	19	(39)	(491)	343	(215)

Balance at end of period	$17,218	$16,110	$11,851	$12,975	$17,218	$11,851

Net (charge-offs) recoveries as a percentage of average loans outstanding	(0.03%)	(0.00%)	0.01%	0.02%	(0.02%)	0.01%

Allowance for loan losses as a percentage of period-end loans	0.69%	0.64%	0.45%	0.49%	0.69%	0.45%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2021	2021	2021	2020	2020

Non-accrual loans:
Commercial real estate	$10,040	$10,069	$10,628	$10,232	$10,641
Consumer and other	2,892	1,982	2,562	2,014	1,808
Total non-accrual loans	12,932	12,051	13,190	12,246	12,449

Loans past due 90 days or more and still accruing	13	996	-	612	-

Total non-performing loans	12,945	13,047	13,190	12,858	12,449

Other real estate owned	532	852	1,188	1,188	1,113

Total non-performing assets	$13,477	$13,899	$14,378	$14,046	$13,562

Non-performing loans to total loans	0.52%	0.52%	0.49%	0.49%	0.47%

Non-performing assets to total assets	0.25%	0.26%	0.27%	0.28%	0.27%

Non-performing loan coverage	133.01%	123.48%	121.99%	100.91%	95.20%

Allowance for loan losses as a percentage of total period-end loans	0.69%	0.64%	0.59%	0.49%	0.45%

Non-performing assets / capital plus allowance for loan losses	3.96%	4.13%	4.44%	4.37%	4.31%